EXHIBIT (a)(1)(O)
                                                               -----------------


For Immediate Release                                                  Contacts:
June 6, 2005                                            Walter Berger, EVP & CFO
                                       Kate Snedeker, Media & Investor Relations
                                                                    317.266.0100


               EMMIS ANNOUNCES SATISFACTION OF FINANCING CONDITION
                     UNDER ITS "DUTCH AUCTION" TENDER OFFER


         INDIANAPOLIS, INDIANA - June 6, 2005 - Emmis Communications Corporation (NASDAQ: EMMS) announced today that it has satisfied the financing condition under its "Dutch Auction" tender offer through an amendment to the credit facility of its principal operating subsidiary, Emmis Operating Company, and the delivery of a commitment notice for $300.0 million of Emmis floating rate senior notes due 2012.

         Emmis and Emmis Operating Company entered into an amendment to the existing credit facility of Emmis Operating Company with a syndicate of financial institutions led by Bank of America, N.A. Among other things, the amendment, which is subject to customary closing conditions, modifies certain negative covenants to permit Emmis to incur additional indebtedness and Emmis Operating Company to make payments to Emmis to fund interest payments on the Emmis floating rate senior notes described below, each in connection with the financing of Emmis' previously announced "Dutch Auction" tender offer to purchase for cash up to 20,250,000 shares of its Class A common stock at a price per share not less than $17.25 and not greater than $19.75.

         Emmis also delivered a commitment notice to Bank of America Securities LLC pursuant to the Commitment and Engagement Letter between the parties, dated as of May 15, 2005. The notice requires Banc of America Securities LLC, subject to customary closing conditions, to purchase $300.0 million of Emmis floating rate senior notes due 2012 on June 13, 2005.

         Emmis expects to use the proceeds from the sale of Emmis floating rate senior notes and borrowings under the revolving portion of the amended credit facility to complete the "Dutch Auction" tender offer and to pay related fees and expenses. The completion of the amendment to the existing credit facility and the purchase of the Emmis floating rate senior notes had been a condition to completion of the "Dutch Auction" tender offer. This condition has now been satisfied.

EMMIS COMMUNICATIONS -- GREAT MEDIA, GREAT PEOPLE, GREAT SERVICE (R)

         Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 23 FM and 2 AM domestic radio stations serving the nation's largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Austin, Indianapolis and Terre Haute, IN. Emmis has recently announced its intent to seek strategic alternatives for its 16 television stations, which could result in the sale of all or a portion of its television assets. In addition, Emmis owns a radio network, international radio stations, regional and specialty magazines and ancillary businesses in broadcast sales and book publishing.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF EMMIS CLASS A COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT EMMIS HAS DISTRIBUTED TO ITS SHAREHOLDERS, AS AMENDED. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS THAT EMMIS HAS FILED AND MAY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV. SHAREHOLDERS AND INVESTORS ALSO MAY OBTAIN A COPY OF THESE DOCUMENTS, AS WELL AS ANY OTHER DOCUMENTS THAT EMMIS HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, FROM GEORGESON SHAREHOLDER COMMUNICATIONS, INC., THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL FREE AT
(866) 399-8748. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

CERTAIN STATEMENTS INCLUDED ABOVE WHICH ARE NOT STATEMENTS OF HISTORICAL FACT, INCLUDING FINANCIAL DATA FOR QUARTERS OR OTHER PERIODS THAT ARE NOT YET COMPLETED AND STATEMENTS IDENTIFIED WITH THE WORDS "CONTINUES," "EXPECT," "WILL," OR "WOULD," ARE INTENDED TO BE, AND ARE, IDENTIFIED AS "FORWARD-LOOKING STATEMENTS," AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF EMMIS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULT, PERFORMANCE OR ACHIEVEMENT EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, GENERAL ECONOMIC AND BUSINESS CONDITIONS; FLUCTUATIONS IN THE DEMAND FOR ADVERTISING; INCREASED COMPETITION IN THE BROADCASTING INDUSTRY INCLUDING THE IMPLEMENTATION OF COMPETING FORMATS IN LARGE MARKETS; THE ATTRACTION AND RETENTION OF QUALITY TALENT AND OTHER PROGRAMMING; PUBLIC AND GOVERNMENTAL REACTION TO EMMIS PROGRAMMING DECISIONS; CHANGES IN THE COSTS OF PROGRAMMING; CHANGES IN INTEREST RATES; INABILITY TO GROW THROUGH SUITABLE ACQUISITIONS, INCLUDING THE DESIRED RADIO; INABILITY OR DELAY IN CLOSING ACQUISITIONS OR DISPOSITIONS; TERRORIST ATTACKS OR OTHER LARGE-SCALE DISASTERS; WARS AND OTHER EVENTS CREATING ECONOMIC UNCERTAINTY; AND OTHER FACTORS MENTIONED IN DOCUMENTS FILED BY EMMIS WITH THE SECURITIES AND EXCHANGE COMMISSION. EMMIS DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS BECAUSE OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.